Exhibit 10.5

Arena Pharmaceuticals, Inc. 2006 Long-Term Incentive Plan

Restricted Stock Unit Grant Agreement

THIS GRANT AGREEMENT (this “Agreement”), effective as of                            (the “Grant Date”) between Arena Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and                            (the “Participant”).

1.             Grant of Restricted Stock Units. The Company hereby grants to the Participant                        Restricted Stock Units. Each Restricted Stock Unit shall be deemed to be the equivalent of one Share.

2.             Subject to the Plan. This Agreement is subject to the provisions of the Arena Pharmaceutical, Inc. 2006 Long-Term Incentive Plan (the “Plan”) and, unless the context requires otherwise, terms used herein shall have the same meaning as in the Plan. In the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control.

3.             Account. The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company for the Participant’s benefit the Restricted Stock Units. On each date that cash dividends are paid on the Shares, the Company will credit the Account with a number of additional Restricted Stock Units equal to the result of dividing (i) the product of the total number of Restricted Stock Units credited to the Account on the record date for such dividend and the per Share amount of such dividend by (ii) the Fair Market Value of one Share on the date such dividend is paid by the Company to shareholders. The additional Restricted Stock Units shall be or become vested to the same extent as the Restricted Stock Units that resulted in the crediting of such additional Restricted Stock Units.

4.             Vesting. Except as provided in Sections 6(b), (c) or (d) of this Agreement, provided the Participant is then an Employee or, if applicable, a Director, the Restricted Stock Units shall become vested on the following dates:

Vested Restricted
Vest Date	Stock Units

5.             Capitalization Adjustments. The number of Restricted Stock Units credited to the Account shall be equitably and appropriately adjusted as provided in Section 12.2 of the Plan.

6.             Termination of Employment.

(a)  Termination of Employment Other Than Due to Retirement, Death or Disability. In the event the Participant ceases to be an Employee and, if applicable, a Director, for any reason other than as a result of death, Disability or Retirement, the Restricted Stock Units credited to the Account that were not vested on the date of such termination of employment shall be immediately forfeited.

(b)  Retirement. Upon the Retirement of the Participant, the Restricted Stock Units credited to the Account that would vest on each of the next two (2) anniversaries of the Grant Date following the Participant’s death shall become vested. For purposes of this Agreement, “Retirement” shall mean termination of the Participant’s employment with the Company and its Subsidiaries other than for Cause if (i) the Participant is then at least age 60 and (ii) the Participant has provided at least ten (10) years of continuous service to the Company and its Subsidiaries.

(c)  Death. Upon the Participant’s death, to the extent the Restricted Stock Units are not fully vested the Restricted Stock Units credited to the Account that would vest on the next anniversary of the Grant Date following the Participant’s death shall become vested based on a fraction, the numerator of which is the number of whole months elapsed since the prior anniversary of the Grant Date (or, if applicable, the Grant Date) and the denominator of which is 12. Notwithstanding the foregoing, if on the date of the Participant’s death the Participant was eligible for Retirement the Restricted Stock Units credited to the Account that would vest in the next two (2) years following the date of the Participant’s death shall become vested.

(d)  Disability. In the event that the Participant ceases to be an Employee by reason of Disability to the extent the Restricted Stock Units are not fully vested the Restricted Stock credited to the Account that would vest on the next anniversary of the Grant Date following the Participant’s Disability shall become vested based on a fraction, the numerator of which is the number of whole months elapsed since the prior anniversary of the Grant Date (or, if applicable, the Grant Date) and the denominator of which is 12. Notwithstanding the foregoing, if on the date of the Participant’s Disability the Participant was eligible for Retirement the Restricted Stock Units credited to the Account that would vest in the next two (2) years following the date of the Participant’s Disability shall become vested. For purposes of this Agreement, “Disability” shall mean the Grantee’s becoming disabled within the meaning of Section 22(e)(3) of the Code, or as otherwise determined by the Committee in its discretion. The Committee may require such proof of Disability as the Committee in its sole and absolute discretion deems appropriate and the Committee’s determination as to whether the Grantee has incurred a Disability shall be final and binding on all parties concerned.

7.             Payment of Restricted Stock Units. The Company shall make a payment to the Participant of the vested Restricted Stock Units credited to the Account as provided in Section 9 upon the date the Restricted Stock Units vest; provided, however, that Restricted Units that vest due to Retirement shall not be paid until the applicable Vest Date as provided in Section 4.

The Participant may elect, in accordance with procedures adopted by the Company, to change the payment date determined in accordance with the first sentence of the preceding paragraph by written notice to the Company at least 12 months prior to the payment date, provided that the new payment date must be at least five years after the previously applicable payment date. Notwithstanding the foregoing, upon:

(a)  The death of the Participant prior to the new payment date, payment shall be accelerated to the date of the Participant’s death and paid in accordance with the provisions of Section 9; and

(b)  The occurrence of a Section 409A CIC (as defined in Appendix A), payment shall be accelerated to the date of such Section 409A CIC and paid in Shares (or, if applicable, in shares of the common stock of the Surviving Corporation or the Parent Corporation).

8.             Form of Payment. Payments pursuant to Section 7 shall be made in Shares equal to the number of vested Restricted Stock Units credited to the Account. Payment shall be made as soon as practicable after the applicable payment date, but in no event later than 30 days after the date established pursuant to Section 7.

9.             Beneficiary. In the event of the Participant’s death prior to payment of the Restricted Stock Units credited to the Account, payment shall be made to the last beneficiary designated in writing that is received by the Company prior to the Participant’s death or, if no designated beneficiary survives the Participant, such payment shall be made to the Participant’s estate.

10. Change in Control; Corporate Transaction.

(a)  Effect of Change in Control on Restricted Stock Units. In the event of a Change in Control, the Surviving Corporation or the Parent Corporation, if applicable, may assume or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include payment in shares of the common stock of the Surviving Corporation or the Parent Corporation). In the event of a Change in Control, to the extent the Surviving Corporation or the Parent Corporation, if applicable, does not assume or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include payment in shares of the common stock of the Surviving Corporation or the Parent Corporation), all of such Restricted Stock Units shall become fully vested immediately prior to the Change in Control, provided the Participant is then an Employee or, if applicable, a Director. In the event of a Change in Control, to the extent the Surviving Corporation or the Parent Corporation, if applicable, does assume or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include payment in shares of the common stock of the Surviving Corporation or the Parent Corporation) and within 24 months thereafter the Participant ceases to be an Employee by reason of (i) an involuntary termination without Cause, or (ii) a voluntary termination in connection with a Relocation Requirement, all of such Restricted Stock Units shall become fully vested.

For purposes of this Agreement (i) if the Company is the Surviving Corporation or the Parent Corporation, if applicable, it shall be deemed to have assumed the Restricted Stock Units unless it takes explicit action to the contrary and (ii) “Relocation Requirement” shall mean a requirement by the Company, the Surviving Corporation or an affiliate thereof that the Participant be based anywhere more than fifty (50) miles from both the Participant’s primary office location at the time of the Change in Control and the Participant’s principal residence at the time of the Change in Control. In addition, for purposes of this Agreement, except as otherwise provided in a written employment or severance agreement between the Participant and the Company or a severance plan of the Company covering the Participant (including a change in control severance agreement or plan), “Cause” shall mean: a finding by the Committee that the Participant has breached his or her employment agreement with the Company, or has been engaged in disloyalty to the Company, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment, or has disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, or has breached any written noncompetition or nonsolicitation agreement between the Participant and the Company or has engaged in such other behavior detrimental to the interests of the Company as the Committee determines.

(b)  Effect of Corporate Transaction on Restricted Stock Units. In the event of a Corporate Transaction that is not a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume, continue or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include payment in shares of the common stock of the surviving corporation, acquiring corporation, or the surviving or acquiring corporation’s parent company). In the event of a Corporate Transaction that is not a Change in Control, then notwithstanding Section 11 of the Plan and paragraph (a) of this Section, to the extent that the surviving corporation or acquiring corporation (or its parent company) does not assume, continue or substitute for the Restricted Stock Units credited to the Account on substantially the same terms and conditions (which may include payment in shares of the common stock of the surviving corporation, acquiring corporation, or the surviving or acquiring corporation’s parent company), then all of such Restricted Stock Units shall become fully vested immediately prior to the Corporate Transaction if the Participant is then an Employee or, if applicable, a Director.

For purposes of this Agreement, “Corporate Transaction” means (i) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or (ii) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the Shares outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise. Notwithstanding the foregoing, a “Corporate Transaction” shall not include a transaction that is effected exclusively for the purpose of changing the domicile of the Company.

(c)  Payment of Restricted Stock Units. Payment of Restricted Stock Units that vest pursuant to the second sentence of paragraph (a) of this Section shall be made in Shares (or, if applicable, in shares of the common stock of the Surviving Corporation or the Parent Corporation), as soon as practicable following the earliest of (i) the date of the Change in Control if such Change in Control is also a Section 409A CIC, (ii) the applicable Vest Date as provided in Section 4 or (iii) the date of the Participant’s termination of employment with the Company and its Subsidiaries for any reason. Payment of Restricted Stock Units that vest pursuant to the third sentence of paragraph (a) of this Section shall be made in Shares (or, if applicable, in shares of the common stock of the successor company) as soon as practicable following the termination of employment referred to in such sentence. Payment of Restricted Stock Units that vest pursuant to the second sentence of paragraph (b) of this Section shall be made in Shares (or, if applicable, in shares of the common stock of the surviving corporation, acquiring corporation, or the surviving or acquiring corporation’s parent company), as soon as practicable following the earliest of (i) the date of the Corporate Transaction if such Corporate Transaction is also a Section 409A CIC, (ii) the applicable Vest Date as provided in Section 4 or (iii) the date of the Participant’s termination of employment with the Company and its Subsidiaries for any reason.

(d)  Other Agreement or Plan. The provisions of this Section (including the definition of Cause), shall be superseded by the specific provisions, if any, of a written employment or severance agreement between the Participant and the Company or a severance plan of the Company covering the Participant, including a change in control severance agreement or plan, to the extent such a provision in such other agreement or plan provides a greater benefit to the Participant.

11.          Source of Payments. The Participant’s right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. The Participant has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Account on the payment date.

12.          Nontransferability. Except to the extent and under such terms and conditions as determined by the Committee, the Restricted Stock Units shall not be transferable otherwise than by will or the laws of descent and distribution or as provided in Section 9.

13.          Withholding. The Participant agrees to pay to the Company, or to make satisfactory arrangement with the Company for payment of, any federal, state or local taxes, if any, required by law to be withheld in respect of the payment of the Restricted Stock Units. The Participant hereby agrees that the Company may withhold from Participant’s wages or other remuneration the applicable taxes. At the discretion of the Company, the applicable taxes may be withheld in kind from the Shares otherwise deliverable to the Participant on the payment of the Restricted Stock Units.

14.          No Rights of a Stockholder. The Participant shall not have any of the rights of a stockholder with respect to the Shares subject to the Restricted Stock Units until such Shares have been issued.

15.          Notices. All notices required or permitted under this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by registered or certified mail postage prepaid. Notice by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

Arena Pharmaceuticals, Inc.

6150 Nancy Ridge Drive

San Diego, California 92121

Attention:  Chief Financial Officer

With a copy to:  General Counsel

Notices to the Participant should be addressed to the Participant at the Participant’s address as it appears on the Company’s records.

The Company or the Participant may by writing to the other party, designate a different address for notices.

If the receiving party consents in advance, notice may be transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Such notices shall be deemed delivered when received.

16.              Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.              Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, other than its conflict of laws principles.

18.              Agreement Not a Contract.  This Agreement (and the grant of Restricted Stock Units) is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on Participant’s part to continue as an Employee, or of the Company or a Subsidiary to continue Participant’s service as an Employee.

19.              Entire Agreement; Modification. This Agreement and the Plan constitute the entire agreement between the parties relative to the subject matter herein and may not be modified, except as provided in the Plan or in a written document signed by each of the parties hereto, and may be rescinded only by a written agreement executed by both parties.

20.              Compliance with Section 409A of the Code.

(a)  Automatic Delay of Payment. Notwithstanding anything contained in this Agreement to the contrary, if the Company determines that as of the date of payment the Participant is a “specified employee” (as such term is defined under Section 409A of the Code), any Shares (or shares of the common stock of the successor company in the event of a Change in Control) payable by reason of the Participant’s termination of employment with the Company and its Subsidiaries for any reason other than death or “disability” (as such term is defined under Section 409A of the Code) will not be paid until the date that is six months following the date of termination of employment (or such earlier time permitted under Section 409A of the Code without the imposition of any accelerated or additional taxes under Section 409A of the Code).

(b)  General. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will comply with section 409A of the Code, including regulations or other guidance issued with respect thereto, as determined by the Committee. Any provision of this Agreement that would cause the payment or settlement thereof to fail to satisfy section 409A of the Code shall be amended to comply with section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code.

21.              Severability. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (ii) not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date.

ARENA PHARMACEUTICALS, INC.

By:

Participant

APPENDIX A

“Section 409A CIC” means and shall be deemed to have occurred as of the date of the first to occur of the following events:

(a)           Any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Section 409A CIC. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

(b)           Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company. However, if any Person or Group is considered to own 35% of the total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Section 409A CIC;

(c)           A majority of members of the Company’s Board is replaced during any 12-month period by Participants whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

(d)           Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Section 409A CIC shall be deemed to occur under this subsection (d) as a result of a transfer to:

(i)            A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)           An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)          A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

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(iv)          An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii) above.

For these purposes, the term “Person” shall mean an individual, Company, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof. The term “Group” shall have the meaning set forth in Rule13d-5 of the Securities Exchange Commission, modified to the extent necessary to comply with Proposed Treasury Regulation Section 1.409A-3(g)(5)(v)(B), or any successor thereto in effect at the time a determination of whether a Section 409A CIC has occurred is being made.

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